WASHINGTON MUTUAL INVESTORS FUND

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT, dated and effective as of the 1st day of July, 2010, is made and entered into by and between WASHINGTON MUTUAL INVESTORS FUND, a Delaware Statutory Trust (the “Fund”), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

WHEREAS, the Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory services to the Fund and to other investment companies;

WHEREAS, the Investment Adviser has served as the investment adviser of the Fund since its inception and the Fund and the Investment Adviser desire to renew, restate and re-formalize their relationship pursuant to Section 15 of the 1940 Act;

NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

1.           The Fund hereby employs the Investment Adviser to provide investment advisory services to the Fund.  The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Fund.

2.           (a)           The Investment Adviser will provide investment management services to the Fund, including overall supervisory responsibility for the general management and investment of the Fund’s assets in accordance with the Fund’s investment standards and any eligible list of securities (“Eligible List”) established by the Board of Trustees, giving due consideration to the policies and investment criteria of the Fund as expressed in the Fund’s declaration of trust, by-laws, registration statement under the 1940 Act and registration statement under the Securities Act of 1933, as amended (the “1933 Act”), as well as to the factors affecting the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended.  The Investment Adviser shall submit recommendations to the Board of Trustees for additions to and/or deletions from the Eligible List. Securities recommended for addition shall in the opinion of the Investment Adviser comply with the Fund’s investment criteria. Securities which are recommended for deletion may include securities which in the opinion of the Investment Adviser do not so comply.

           (b)           The Investment Adviser may delegate its investment management responsibilities under paragraph 2(a), or a portion thereof, to one or more entities that are direct or indirect subsidiaries of the Investment Adviser or at least majority owned subsidiaries of The Capital Group Companies, Inc. and registered as investment advisers under the Investment Adviser’s Act of 1940 (each a “Subsidiary”), pursuant to an agreement between the Investment Adviser and the Subsidiary (the “Subsidiary Agreement”). Any Subsidiary to which the Investment Adviser proposes to delegate its investment management responsibilities must be approved by the Fund’s Board of Trustees, including a majority of the Trustees who are not parties to this Agreement nor interested persons of any such party (“Independent Trustees”).

(c)           The Investment Adviser will, subject to review and approval of the Board of Trustees of the Fund: (i) set the Fund’s overall investment strategies; (ii) evaluate, select and recommend Subsidiaries to manage all or a part of the Fund’s assets; (iii) when appropriate, allocate and reallocate the Fund’s assets among multiple Subsidiaries; (iv) monitor and evaluate the performance of Subsidiaries; and (v) implement procedures reasonably designed to ensure that the Subsidiaries comply with the Fund’s investment objective, policies and restrictions. The Investment Adviser shall be solely responsible for paying the fees of any Subsidiary.

(d)           Any Subsidiary Agreement may provide that the Subsidiary, subject to the control and supervision of the Fund’s Board of Trustees and the Investment  Adviser, shall have full investment discretion for the Fund subject to the Fund’s policies and investment criteria, as indicated in paragraph 2(a), and shall make all determinations with respect to (i) the investment of the Fund’s assets assigned to the Subsidiary; (ii) the purchase and sale of portfolio securities with those assets, and (iii) any steps that may be necessary to implement an investment decision. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission (“SEC”), or similar relief.  The Investment Adviser will periodically evaluate the continued advisability of retaining any Subsidiary and will make recommendations to the Fund’s Board of Trustees as needed.

           (e)           For each share class, the Investment Adviser shall calculate and promptly submit to the Fund, the net asset value per share for each day the Fund is required to calculate a net asset value per share.

(f)           The Investment Adviser shall maintain all books and records with respect to the Fund’s investment management activities that are required to be maintained pursuant to the Investment Company Act of 1940 and the rules thereunder, as well as any other applicable legal requirements.  The Investment Adviser acknowledges and agrees that all such records are the property of the Fund, and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to the Fund upon its request.

(g)           The Investment Adviser shall prepare and submit to the Fund all data on the performance of its duties as investment adviser for required filings with governmental agencies or for the preparation of reports to the Board of Trustees or the shareholders of the Fund.

(h)           The Investment Adviser shall furnish from time to time such other appropriate information as may be reasonably requested by the Fund.

3.
The Fund shall pay all its expenses not assumed by the Investment Adviser or the Fund’s Business Manager as provided herein.  Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Fund, its qualification to do business in the District of Columbia, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; service and distribution expenses pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act; expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and fund and shareholder communications; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Independent Trustees; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.

4.           (a)           The Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee calculated at the annual rate of:

0.225% of the first $3 billion of such net assets
0.21% of the next $5 billion of such net assets
0.20% of the next $13 billion of such net assets
0.195% of the next $13 billion of such net assets
0.19% of the next $21 billion of such net assets
0.185% of the next $16 billion of such net assets
0.180% of the next $18 billion of such net assets
0.177% of the portion of such net assets in excess of $89 billion.

(b)           Such fee shall be accrued daily and the daily rate shall be computed based on the actual number of days per year.  For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the agreement and declaration of trust and registration statement of the Fund.  The advisory fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the beginning or the termination of such period.

5.           This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund.  Unless sooner terminated in accordance with this provision, this Agreement shall continue until August 31, 2011.  It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Fund, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund.  In either event, any such renewal must be approved by a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval.

6.           This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7.           Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8.           The Investment Adviser shall not be liable to the Fund or its shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

                      9.           The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund’s estate.  The Investment Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10.           The Fund acknowledges and agrees that the names, “American Funds” and “Capital” or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Fund shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect.  Upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivatives or logos).

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

WASHINGTON MUTUAL INVESTORS FUND

By
Jeffrey L. Steele
           President and Principal Executive
Officer

By
Michael W. Stockton
Senior Vice President

CAPITAL RESEARCH AND
MANAGEMENT COMPANY

By
Timothy D. Armour
President

By
Michael J. Downer
Senior Vice President and Secretary